Exhibit 99.1

Navient Reports Third-Quarter 2014 Financial Results

Navient Acquires $1.4 Billion in Student Loans during the Quarter

Charge-Off Rates on Private Education Loan Portfolio Improve to Lowest Levels Since 2008

Navient-Serviced Federal Cohort Default Rate 40 Percent Better than National Average

NEWARK, Del., Oct. 15, 2014 — Navient (Nasdaq: NAVI) today released third-quarter 2014 financial results showing continued improvements in delinquencies and defaults since a year ago. During the quarter, the company also acquired $1.4 billion in student loans, bringing its commitment to success to new customers.

“This quarter again demonstrated improved credit performance,” said Jack Remondi, president and CEO, Navient. “Private credit charge-offs set a new record low since 2008, and our education campaign assisted more federal and private loan customers to enroll in the repayment option that best meets their needs. Earlier this week we also successfully completed the transition of our servicing operations and rolled out the Navient brand to our 12 million customers, including launch of new repayment and financial literacy tools. The transition comes at an exciting time for Navient, as we are proud to share that our proactive outreach, data-driven programs, and emphasis on payment plans has helped drive the decline in the national federal student loan cohort default rate. In fact, customers whose loans we service have a default rate 40 percent lower than the national average. On behalf of 6,200 Navient team members, I’m proud of our leadership in helping more people achieve financial success.”

For the third-quarter 2014, GAAP net income was $359 million ($0.85 diluted earnings per share), compared with $260 million ($0.57 diluted earnings per share) for the year-ago quarter.

Core earnings for the quarter were $218 million ($0.52 diluted earnings per share), compared with $259 million ($0.58 diluted earnings per share) for the year-ago quarter. The decrease in core earnings was the result of a $39 million reduction in asset recovery revenue, primarily related to a legislative reduction in certain fees earned effective July 1, 2014, as well as a $48 million reduction in net interest income, partially offset by a $47 million decrease in provisions for loan losses.

Navient reports core earnings because management makes its financial decisions based on such measures. The changes in GAAP net income are impacted by the same core earnings items discussed above, as well as changes in net income attributable to (1) the financial results attributable to the operations of the consumer banking business prior to the spin-off on April 30, 2014, and related restructuring and reorganization expense incurred in connection with the spin-off, (2) unrealized, mark-to-market gains/losses on derivatives and (3) goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP but have not been included in core earnings results. Third-quarter 2014 GAAP results included gains of $226 million from derivative accounting treatment that are excluded from core earnings results, compared with losses of $19 million in the year-ago period. See “Differences between Core Earnings and GAAP” for a complete reconciliation between GAAP net income and core earnings.

Federally Guaranteed Student Loans (FFELP)

In the FFELP Loans segment, Navient acquires and finances FFELP loans.

Core earnings for the segment were $79 million in third-quarter 2014, compared with the year-ago quarter’s $91 million. The decrease is primarily due to a reduction in net interest income due to the decrease in FFELP loans outstanding.

The company acquired $521 million in FFELP loans in third-quarter 2014 for a total of $1.8 billion of FFELP loans acquired year to date. At Sept. 30, 2014, Navient held $97.7 billion of FFELP loans.

Private Education Loans

In the private education loans segment, Navient acquires, finances and services private education loans.

Core earnings for the segment were $98 million in third-quarter 2014, compared with the year-ago quarter’s $75 million, which is primarily the result of a $46 million decrease in the provision for private education loan losses.

Core earnings third-quarter 2014 private education loan portfolio results vs. third-quarter 2013 are as follows:

•	Delinquencies of 90 days or more of 3.4 percent of loans in repayment, down from 4.2 percent.

•	Total delinquencies of 7.9 percent of loans in repayment, down from 9.8 percent.

•	Annualized charge-off rate of 2.3 percent of average loans in repayment, down from 2.9 percent.

•	Student loan spread of 4.06 percent, down from 4.12 percent.

•	Provision for private education loan losses of $130 million, down from $176 million.

The company acquired $848 million in private education loans in third-quarter 2014 for a total of $1.6 billion of private education loans acquired year to date. At Sept. 30, 2014, Navient held $30.5 billion of private education loans.

Business Services

Navient’s business services segment includes fees primarily from servicing and asset recovery activities.

Business services core earnings were $85 million in third-quarter 2014, compared with $127 million in the year-ago quarter. The decrease in core earnings was the result of lower asset recovery revenue, primarily related to a legislative reduction in certain fees earned, as well as a lower balance of FFELP loans serviced.

The company services student loans for 12 million customers, including 6.1 million customers on behalf of the U.S. Department of Education (ED). Navient consistently out-performs other servicers in assisting customers in the repayment of their education loans. For example, Navient placed first in default prevention, according to ED’s most recent ranking of major federal student loan servicers.

Operating Expenses

Third-quarter 2014 core earnings operating expenses were $195 million, compared with $190 million in the year-ago quarter.

Funding and Liquidity

During the third-quarter 2014, Navient issued $1.3 billion in FFELP asset-backed securities (ABS) and $463 million in private education loan ABS.

Shareholder Distributions

In Sept. 2014, Navient paid a common stock dividend of $0.15 per share.

In May 2014, Navient authorized $400 million to be utilized in a new common share repurchase program that does not have an expiration date. Navient repurchased 9.5 million shares of common stock for $167 million in the third quarter of 2014. Remaining repurchase authority at Sept. 30, 2014, was $168 million.

Spin-Off of Navient

On April 30, 2014, the spin-off of Navient from SLM Corporation was completed and Navient is now an independent, publicly traded company. Due to the relative significance of Navient to SLM Corporation prior to the spin-off, for financial reporting purposes, Navient is treated as the “accounting spinnor” and therefore is the “accounting successor” to SLM Corporation as constituted prior to the spin-off, notwithstanding the legal form of the spin-off. Since Navient is the accounting successor to SLM Corporation, the historical financial statements of SLM Corporation prior to the distribution on April 30, 2014 are the historical financial statements of Navient. As a result, the GAAP financial results reported in this earnings release include the historical financial results of SLM Corporation prior to the spin-off on April 30, 2014 (i.e., such consolidated results include both the loan management, servicing and asset recovery business (Navient) and the consumer banking business (SLM Corporation)) and reflect the deemed distribution of the consumer banking business to SLM Corporation’s stockholders on April 30, 2014. See “Presentation of Information” and “Spin-Off of Navient” for further information.

* * *

Navient reports financial results on a GAAP basis and also provides certain core earnings performance measures. The difference between the company’s core earnings and GAAP results for the periods presented were (1) the financial results attributable to the operations of the consumer banking business prior to the spin-off on April 30, 2014 and related restructuring and reorganization expense incurred in connection with the spin-off, (2) unrealized, mark-to-market gains/losses on derivatives and (3) goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP but have not been included in core earnings results. Navient provides core earnings measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. In addition, Navient’s equity investors, credit rating agencies and debt capital providers use these core earnings measures to monitor the company’s business performance. See “‘Core Earnings’ — Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings.

Definitions for capitalized terms in this document can be found in Navient’s Form 10 (filed with the SEC on April 10, 2014, and declared effective on April 14, 2014). Certain reclassifications have been made to the balances as of and for the three and nine months ended Sept. 30, 2013, to be consistent with classifications adopted for 2014, and had no effect on net income, total assets or total liabilities.

* * *

Navient will host an earnings conference call tomorrow, Oct. 16, at 8 a.m. EDT. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. Individuals interested in participating in the call should dial 855-267-0359 (USA and Canada) or dial 267-751-3600 (international) and use access code 14200427 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.navient.com/investors. A replay of the conference call will be available via Navient’s website approximately two hours after the call’s conclusion. A telephone replay may be accessed approximately two hours after the call’s conclusion through Oct. 30, by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 14200427.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments, and other details, may be accessed at www.navient.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in Navient’s Form 10, as amended, filed with the Securities and Exchange Commission (the “SEC”) on April 10, 2014 and subsequent filings with the SEC; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings or the credit ratings of the United States of America; failures of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; failures to successfully implement cost-cutting and adverse effects of such initiatives on its business; risks associated with restructuring initiatives, including the recently completed separation of Navient from SLM Corporation; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from other loan servicers; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets vs. its funding arrangements; changes in general economic conditions; the company’s ability to successfully effectuate any acquisitions and other strategic initiatives; and changes in the demand for debt management services. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations.

* * *

About Navient

As the nation’s leading loan management, servicing and asset recovery company, Navient (Nasdaq: NAVI) helps customers navigate the path to financial success. Servicing more than $300 billion in student loans, the company supports the educational and economic achievements of more than 12 million Americans. A growing number of government and higher education clients rely on Navient for proven solutions to meet their financial goals. Learn more at navient.com. Created from the strategic separation of Sallie Mae, Navient began trading on Nasdaq as an independent company on May 1, 2014.

Contact:

Media: Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com

Investors: Joe Fisher, 302-283-4075, joe.fisher@navient.com

Customers: 888-272-5543

# # #

Presentation of Information

Unless the context otherwise requires, references in this earnings release to:

•

“We,” “our,” “us,” or the “Company” with respect to any period on or prior to the date of the Spin-Off refers to Old SLM and its consolidated subsidiaries as constituted prior to the Spin-Off, and any references to “Navient,” “we,” “our,” “us,” or the “Company” with respect to any period after the date of the Spin-Off refers to Navient and its consolidated subsidiaries.

•

“Old SLM” refers to SLM Corporation, as it existed prior to the Spin-Off, and its consolidated subsidiaries. As part of an internal corporate reorganization of Old SLM, Old SLM was merged into a limited liability company and became a subsidiary of Navient, changing its name to “Navient, LLC.”

•

Navient’s historical business and operations refer to Old SLM’s portfolio of FFELP and private education student loans not held by Sallie Mae Bank, together with the servicing and asset recovery businesses that were retained by or transferred to Navient in connection with the internal corporate reorganization.

•

“SLM BankCo” refers to New BLC Corporation, which became the publicly traded successor to Old SLM on April 29, 2014 by virtue of a merger pursuant to Section 251(g) of the Delaware General Corporation Law (“DGCL”), and its consolidated subsidiaries. Following consummation of the merger, New BLC Corporation changed its name to SLM Corporation. Immediately after the Spin-Off, SLM BankCo’s business consists primarily of the consumer banking business previously operated by Old SLM, which includes Sallie Mae Bank and its portfolio of Private Education Loans, a new Private Education Loan servicing business and the Upromise Rewards business.

•	“Spin-Off” collectively refers to the internal reorganization of Old SLM and the distribution of Navient.

Spin-Off of Navient

On April 30, 2014, Old SLM completed its planned separation into two entities — Navient, a loan management, servicing and asset recovery business, and SLM BankCo, comprised primarily of Sallie Mae Bank and its Private Education Loan originations business and the Private Education Loans it held. The separation was completed through the distribution of 100 percent of the outstanding shares of Navient common stock, on the basis of one share of Navient common stock for each share of Old SLM common stock.

Due to the relative significance of Navient to Old SLM, among other factors, for financial reporting purposes Navient is treated as the “accounting spinnor” and therefore is the “accounting successor” to Old SLM, notwithstanding the legal form of the Spin-Off. As a result, the historical GAAP financial statements of Old SLM prior to the distribution on April 30, 2014 are the historical financial statements of Navient. For that reason the historical GAAP financial information related to periods on or prior to April 30, 2014 contained in this earnings release is that of Old SLM (which includes the consolidated results of both the loan management, servicing and asset recovery business (Navient) and the consumer banking business (SLM BankCo)).

Since Navient is the “accounting spinnor,” the GAAP financial statements of Navient reflect the deemed distribution of SLM BankCo to SLM BankCo’s stockholders on April 30, 2014, notwithstanding the legal form of the Spin-Off in which Navient stock was distributed to the stockholders of SLM BankCo.

Selected Historical Financial Information and Ratios

	Quarters Ended			Nine Months Ended
(In millions, except per share data)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
GAAP Basis
Net income attributable to Navient Corporation	$359	$307	$260	$885	$1,149
Diluted earnings per common share attributable to Navient Corporation	$.85	$.71	$.57	$2.05	$2.52
Weighted average shares used to compute diluted earnings per share	423	430	445	429	450
Net interest margin, FFELP Loans	1.32%	1.27%	1.34%	1.30%	1.27%
Net interest margin, Private Education Loans	3.91%	4.11%	4.21%	4.13%	4.13%
Return on assets	1.05%	.87%	.67%	.83%	.95%

Ending FFELP Loans, net	$97,707	$99,730	$106,350	$97,707	$106,350
Ending Private Education Loans, net	30,476	30,324	37,752	30,476	37,752

Ending total student loans, net	$128,183	$130,054	$144,102	$128,183	$144,102

Average FFELP Loans	$98,736	$100,926	$107,483	$101,113	$114,387
Average Private Education Loans	31,179	33,811	38,102	34,617	38,220

Average total student loans	$129,915	$134,737	$145,585	$135,730	$152,607

“Core Earnings” Basis(1)
Net income attributable to Navient Corporation	$218	$241	$259	$601	$968
Diluted earnings per common share attributable to Navient Corporation	$.52	$.56	$.58	$1.40	$2.15
Weighted average shares used to compute diluted earnings per share	423	430	445	429	450
Net interest margin, FFELP Loans	.93%	.89%	.92%	.89%	.87%
Net interest margin, Private Education Loans	3.96%	4.00%	3.92%	3.96%	3.87%
Return on assets	.64%	.70%	.71%	.58%	.85%

Ending FFELP Loans, net	$97,707	$99,730	$105,135	$97,707	$105,135
Ending Private Education Loans, net	30,476	30,324	31,591	30,476	31,591

Ending total student loans, net	$128,183	$130,054	$136,726	$128,183	$136,726

Average FFELP Loans	$98,736	$100,467	$106,316	$100,498	$113,287
Average Private Education Loans	31,179	31,408	32,256	31,369	32,359

Average total student loans	$129,915	$131,875	$138,572	$131,867	$145,646

(1)

“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

FFELP Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
FFELP Loan spread	1.02%	.98%	1.03%	.98%	.98%
Net interest margin	.93%	.89%	.92%	.89%	.87%
Provision for loan losses	$10	$10	$11	$30	$40
Charge-offs	$14	$15	$14	$51	$56
Charge-off rate	.08%	.08%	.07%	.09%	.09%
Total delinquency rate	15.1%	14.8%	17.1%	15.1%	17.1%
Greater than 90-day delinquency rate	7.6%	7.0%	8.8%	7.6%	8.8%
Forbearance rate	16.8%	17.2%	14.5%	16.8%	14.5%

Private Education Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Private Education Loan spread	4.06%	4.10%	4.12%	4.05%	4.10%
Net interest margin	3.96%	4.00%	3.92%	3.96%	3.87%
Provision for loan losses	$130	$145	$176	$411 (1)	$570
Charge-offs	$158	$166	$205	$543	$649
Charge-off rate	2.3%	2.5%	2.9%	2.7%	3.1%
Total delinquency rate	7.9%	7.1%	9.8%	7.9%	9.8%
Greater than 90-day delinquency rate	3.4%	3.2%	4.2%	3.4%	4.2%
Forbearance rate	4.4%	4.2%	3.8%	4.4%	3.8%
Loans in repayment greater than 12 months	91.0%	90.9%	87.0%	91.0%	87.0%
Cosigner rate	64%	64%	63%	64%	63%
Average FICO	718	718	717	718	717

(1)

Prior to the Spin-Off, Sallie Mae Bank sold $666 million of loans to Old SLM in the quarter ended March 31, 2014 for (1) securitization transactions at Old SLM and (2) to enable Old SLM to manage loans either granted forbearance or were 90 days or more past due. In the quarter ended March 31, 2014, $29 million of the allowance for loan loss balance was transferred from Sallie Mae Bank to Old SLM. As a result, Old SLM did not need to provide additional provision for loan losses for these loans in the quarter ended March 31, 2014. Had the allowance not transferred from Sallie Mae Bank to Old SLM, the provision would have been $440 million for the nine months ended September 30, 2014.

Business Services Segment Performance Metrics — “Core Earnings”

(Dollars in billions)	September 30, 2014	June 30, 2014	September 30, 2013
Contingent asset recovery receivables	$16.0	$16.3	$15.2
Number of accounts serviced for ED (in millions)	6.1	5.8	5.7
Total federal loans serviced	$277	$272	$262

Results of Operations

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four business segments: FFELP Loans, Private Education Loans, Business Services and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				September 30, 2014 vs. June 30 2014		September 30, 2014 vs. September 30, 2013
	Quarters Ended			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	September 30, 2014	June 30, 2014	September 30, 2013	$	%	$	%
Interest income:
FFELP Loans	$638	$631	$698	$7	1%	$(60)	(9)%
Private Education Loans	490	539	635	(49)	(9)	(145)	(23)
Other loans	2	2	3	—	—	(1)	(33)
Cash and investments	2	3	4	(1)	(33)	(2)	(50)

Total interest income	1,132	1,175	1,340	(43)	(4)	(208)	(16)
Total interest expense	508	513	541	(5)	(1)	(33)	(6)

Net interest income	624	662	799	(38)	(6)	(175)	(22)
Less: provisions for loan losses	140	165	207	(25)	(15)	(67)	(32)

Net interest income after provisions for loan losses	484	497	592	(13)	(3)	(108)	(18)
Other income (loss):
Gains on sales of loans and investments	—	—	—	—	—	—	—
Gains (losses) on derivative and hedging activities, net	108	61	(127)	47	77	235	185
Servicing revenue	81	73	83	8	11	(2)	(2)
Asset recovery revenue	65	132	104	(67)	(51)	(39)	(38)
Gains on debt repurchases	—	—	—	—	—	—	—
Other income	34	9	9	25	278	25	278

Total other income	288	275	69	13	5	219	317
Expenses:
Operating expenses	195	211	257	(16)	(8)	(62)	(24)
Goodwill and acquired intangible asset impairment and amortization expense	2	2	4	—	—	(2)	(50)
Restructuring and other reorganization expenses	14	61	12	(47)	(77)	2	17

Total expenses	211	274	273	(63)	(23)	(62)	(23)

Income from continuing operations, before income tax expense	561	498	388	63	13	173	45
Income tax expense	200	191	136	9	5	64	47

Net income from continuing operations	361	307	252	54	18	109	43
Income (loss) from discontinued operations, net of tax expense (benefit)	(2)	—	8	(2)	(100)	(10)	(125)

Net income	359	307	260	52	17	99	38
Less: net loss attributable to noncontrolling interest	—	—	—	—	—	—	—

Net income attributable to Navient Corporation	359	307	260	52	17	99	38
Preferred stock dividends	—	2	5	(2)	(100)	(5)	(100)

Net income attributable to Navient Corporation common stock	$359	$305	$255	$54	18%	$104	41%

Basic earnings (loss) per common share attributable to Navient Corporation:
Continuing operations	$.87	$.72	$.56	$.15	21%	$.31	55%
Discontinued operations	—	—	.02	—	—	(.02)	(100)

Total	$.87	$.72	$.58	$.15	21%	$.29	50%

Diluted earnings (loss) per common share attributable to Navient Corporation:
Continuing operations	$.85	$.71	$.55	$.14	20%	$.30	55%
Discontinued operations	—	—	.02	—	—	(.02)	(100)

Total	$.85	$.71	$.57	$.14	20%	$.28	49%

Dividends per common share attributable to Navient Corporation	$.15	$.15	$.15	$—	—%	$—	—%

GAAP Statements of Income (Unaudited)

	Nine Months Ended September 30,		Increase (Decrease)
(In millions, except per share data)	2014	2013	$	%
Interest income:
FFELP Loans	$1,916	$2,138	$(222)	(10)%
Private Education Loans	1,673	1,884	(211)	(11)
Other loans	7	9	(2)	(22)
Cash and investments	7	13	(6)	(46)

Total interest income	3,603	4,044	(441)	(11)
Total interest expense	1,550	1,666	(116)	(7)

Net interest income	2,053	2,378	(325)	(14)
Less: provisions for loan losses	490	649	(159)	(24)

Net interest income after provisions for loan losses	1,563	1,729	(166)	(10)
Other income (loss):
Gains on sales of loans and investments	—	307	(307)	(100)
Gains (losses) on derivative and hedging activities, net	161	(140)	301	215
Servicing revenue	217	223	(6)	(3)
Asset recovery revenue	308	312	(4)	(1)
Gains on debt repurchases	—	42	(42)	(100)
Other income	49	66	(17)	(26)

Total other income	735	810	(75)	(9)
Expenses:
Operating expenses	773	737	36	5
Goodwill and acquired intangible asset impairment and amortization expense	7	10	(3)	(30)
Restructuring and other reorganization expenses	102	46	56	122

Total expenses	882	793	89	11

Income from continuing operations, before income tax expense	1,416	1,746	(330)	(19)
Income tax expense	530	645	(115)	(18)

Net income from continuing operations	886	1,101	(215)	(20)
Income (loss) from discontinued operations, net of tax expense (benefit)	(1)	47	(48)	(102)

Net income	885	1,148	(263)	(23)
Less: net loss attributable to noncontrolling interest	—	(1)	1	(100)

Net income attributable to Navient Corporation	885	1,149	(264)	(23)
Preferred stock dividends	6	15	(9)	(60)

Net income attributable to Navient Corporation common stock	$879	$1,134	$(255)	(22)%

Basic earnings (loss) per common share attributable to Navient Corporation:
Continuing operations	$2.09	$2.46	$(.37)	(15)%
Discontinued operations	—	.10	(.10)	(100)

Total	$2.09	$2.56	$(.47)	(18)%

Diluted earnings (loss) per common share attributable to Navient Corporation:
Continuing operations	$2.05	$2.42	$(.37)	(15)%
Discontinued operations	—	.10	(.10)	(100)

Total	$2.05	$2.52	$(.47)	(19)%

Dividends per common share attributable to Navient Corporation	$.45	$.45	$—	—%

GAAP Balance Sheet (Unaudited)

(In millions, except share and per share data)	September 30, 2014	June 30, 2014	September 30, 2013
Assets
FFELP Loans (net of allowance for losses of $92; $96 and $130, respectively)	$97,707	$99,730	$106,350
Private Education Loans (net of allowance for losses of $1,959; $1,983 and $2,144, respectively)	30,476	30,324	37,752
Cash and investments	2,564	2,294	5,325
Restricted cash and investments	3,683	3,613	4,287
Goodwill and acquired intangible assets, net	371	373	436
Other assets	5,544	6,642	7,420

Total assets	$140,345	$142,976	$161,570

Liabilities
Short-term borrowings	$5,994	$4,316	$15,572
Long-term borrowings	127,669	131,919	136,944
Other liabilities	2,526	2,720	3,422

Total liabilities	136,189	138,955	155,938

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series A: 0 million; 0 million and 3.3 million shares, respectively, issued at stated value of $50 per share	—	—	165
Series B: 0 million; 0 million and 4 million shares, respectively, issued at stated value of $100 per share	—	—	400
Common stock, par value $0.01, $0.01 and $0.20 per share, respectively; 1.125 billion shares authorized: 425 million; 424 million and 544 million shares, respectively, issued	4	4	109
Additional paid-in capital	2,880	2,868	4,373
Accumulated other comprehensive income, net of tax expense	8	7	8
Retained earnings	1,521	1,224	2,385

Total Navient Corporation stockholders’ equity before treasury stock	4,413	4,103	7,440
Less: Common stock held in treasury: 15 million; 5 million and 108 million shares, respectively	(257)	(82)	(1,813)

Total Navient Corporation stockholders’ equity	4,156	4,021	5,627
Noncontrolling interest	—	—	5

Total equity	4,156	4,021	5,632

Total liabilities and equity	$140,345	$142,976	$161,570

Consolidated Earnings Summary — GAAP basis

Three Months Ended September 30, 2014 Compared with Three Months Ended September 30, 2013

For the three months ended September 30, 2014, net income was $359 million, or $0.85 diluted earnings per common share, compared with net income of $260 million, or $0.57 diluted earnings per common share, for the three months ended September 30, 2013. The increase in net income was primarily due to a $235 million increase in net gains on derivative and hedging activities, a $67 million decline in the provisions for loan losses, lower operating expenses of $62 million and a $25 million increase in other income. This was partially offset by a $175 million decline in net interest income and a $39 million decrease in asset recovery revenue.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•

Net interest income decreased by $175 million, of which $112 million related to the deemed distribution of SLM BankCo on April 30, 2014. Also contributing to the decrease was a reduction in FFELP net interest income resulting from a $9 billion decline in average FFELP Loans outstanding.

•

Provisions for loan losses declined $67 million primarily as a result of the overall improvement in Private Education Loans’ credit quality, delinquency and charge-off trends leading to decreases in expected future charge-offs.

•

Gains (losses) on derivative and hedging activities, net, increased $235 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•

Asset recovery revenue decreased $39 million primarily as a result of the Bipartisan Budget Act (the “Budget Act”) enacted on December 26, 2013 and effective on July 1, 2014, which reduced the amount paid to Guarantor agencies for defaulted FFELP Loans that are rehabilitated. This legislative reduction in fees earned represents $32 million of the $39 million decrease in asset recovery revenue.

•

Other income increased $25 million primarily due to an increase in foreign currency translation gains. The foreign currency translation gains relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains were partially offset by the “gains (losses) on derivative and hedging activities, net” line item on the income statement related to the derivatives used to economically hedge these debt instruments.

•	Operating expenses decreased $62 million, of which $67 million related to the deemed distribution of SLM BankCo on April 30, 2014.

•

Restructuring and other reorganization expenses increased $2 million to $14 million. These expenses were primarily related to costs incurred in connection with the Spin-Off. We expect these costs to decline as we complete our transition efforts.

We repurchased 9.5 million shares of our common stock during the three months ended September 30, 2014 as part of our common share repurchase program. There were no repurchases in the year-ago quarter. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 22 million common shares from the year-ago quarter.

Nine Months Ended September 30, 2014 Compared with Nine Months Ended September 30, 2013

For the nine months ended September 30, 2014, net income was $885 million, or $2.05 diluted earnings per common share, compared with net income of $1.1 billion, or $2.52 diluted earnings per common share, for the nine months ended September 30, 2013. The decrease in net income was primarily due to a $325 million decline in net interest income, $312 million in gains from the sale of Residual Interests in FFELP Loan securitization trusts that occurred in the first half of 2013, a $38 million after-tax gain from the sale of the Campus Solutions business in the year-ago period, a $42 million decrease in debt repurchase gains, higher operating expenses of $36 million and higher restructuring and other reorganization costs of $56 million. This was partially offset by a $159 million decline in the provisions for loan losses and a $301 million increase in net gains on derivative and hedging activities.

The primary contributors to each of the identified drivers of changes in net income for the current nine-month period compared with the year-ago nine-month period are as follows:

•

Net interest income decreased by $325 million, of which $138 million related to the deemed distribution of SLM BankCo on April 30, 2014. Also contributing to the decrease was a reduction in FFELP net interest income resulting from a $13 billion decline in average FFELP Loans outstanding. This decline in FFELP Loans was due, in part, to the sale of Residual Interests in FFELP Loan securitization trusts in the first half of 2013. There were approximately $12 billion of FFELP Loans in these trusts at the time of sale.

•

Provisions for loan losses declined $159 million primarily as a result of the overall improvement in Private Education Loans’ credit quality, delinquency and charge-off trends leading to decreases in expected future charge-offs.

•

Gains on sales of loans and investments decreased by $307 million as the result of $312 million in gains on the sales of the Residual Interests in FFELP Loan securitization trusts in the first-half of 2013. There were no sales in the current nine-month period.

•

Gains (losses) on derivative and hedging activities, net, increased $301 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•	Gains on debt repurchases decreased $42 million. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•

In first-quarter 2014, we recorded $103 million of additional reserve for regulatory matters which were resolved in second-quarter 2014. Excluding this regulatory reserve, operating expenses decreased $67 million. This decrease was primarily due to $118 million related to the deemed distribution of SLM BankCo on April 30, 2014, partially offset primarily by increases in our third-party servicing and asset recovery activities.

•

Restructuring and other reorganization expenses increased $56 million to $102 million. These expenses were primarily related to third-party costs incurred in connection with the Spin-Off. We expect these costs to decline as we complete our transition efforts.

We repurchased 21.7 million shares and 19.3 million shares of our common stock during the nine months ended September 30, 2014 and 2013, respectively, as part of our common share repurchase program. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 21 million common shares from the year-ago period.

“Core Earnings” — Definition and Limitations

We prepare financial statements in accordance with GAAP. However, we also evaluate our business segments on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for three items, discussed below, that are either related to the Spin-Off or create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information as we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the three items we remove to result in our “Core Earnings” presentations are:

1.	The financial results attributable to the operations of the consumer banking business (SLM BankCo) prior to the Spin-Off and related restructuring and reorganization expense incurred in connection with the Spin-Off. For GAAP purposes, Navient reflected the deemed distribution of SLM BankCo on April 30, 2014. For “Core Earnings,” we exclude the consumer banking business as if it had never been a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014;

2.	Unrealized mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

3.	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, rating agencies, lenders and investors to assess performance.

Old SLM’s definition of “Core Earnings” did not exclude the financial results attributable to the operations of the consumer banking business and related restructuring and reorganization expense incurred in connection with the Spin-Off. In connection with the Spin-Off, Navient included this additional adjustment as a part of “Core Earnings” to allow better comparability of Navient’s results to pre-Spin-Off historical periods. All prior periods in this earnings release have been restated to conform to Navient’s revised definition of “Core Earnings.”

	Quarter Ended September 30, 2014
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$531	$490	$—	$—	$—	$1,021	$167	$(60)	$107	$1,128
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	1	—	—	1	—	2	—	—	—	2

Total interest income	532	490	—	3	—	1,025	167	(60)	107	1,132
Total interest expense	293	174	—	29	—	496	10	2	12	508

Net interest income (loss)	239	316	—	(26)	—	529	157	(62)	95	624
Less: provisions for loan losses	10	130	—	—	—	140	—	—	—	140

Net interest income (loss) after provisions for loan losses	229	186	—	(26)	—	389	157	(62)	95	484
Other income (loss):
Gains on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Servicing revenue	16	10	167	—	(112)	81	—	—	—	81
Asset recovery revenue	—	—	65	—	—	65	—	—	—	65
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income (loss)	—	—	3	8	—	11	(157)	288	131	142

Total other income (loss)	16	10	235	8	(112)	157	(157)	288	131	288
Expenses:
Direct operating expenses	118	40	98	3	(112)	147	—	—	—	147
Overhead expenses	—	—	—	48	—	48	—	—	—	48

Operating expenses	118	40	98	51	(112)	195	—	—	—	195
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	2	2	2
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	14	14	14

Total expenses	118	40	98	51	(112)	195	—	16	16	211
Income (loss) from continuing operations, before income tax expense (benefit)	127	156	137	(69)	—	351	—	210	210	561
Income tax expense (benefit)(3)	48	58	50	(25)	—	131	—	69	69	200

Net income (loss) from continuing operations	$79	$98	$87	$(44)	$—	$220	$—	$141	$141	$361
Loss from discontinued operations, net of tax benefit	—	—	(2)	—	—	(2)	—	—	—	(2)

Net income (loss)	$79	$98	$85	$(44)	$—	$218	$—	$141	$141	$359

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended September 30, 2014
(Dollars in millions)	Net Impact of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$95	$—	$95
Total other income	—	131	—	131
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	2	2
Restructuring and other reorganization expenses	14	—	—	14

Total “Core Earnings” adjustments to GAAP	$(14)	$226	$(2)	210

Income tax expense				69

Net income				$141

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended June 30, 2014
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$522	$490	$—	$—	$—	$1,012	$166	$(8)	$158	$1,170
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	1	—	—	1	—	2	—	1	1	3

Total interest income	523	490	—	3	—	1,016	166	(7)	159	1,175
Total interest expense	291	173	—	30	—	494	12	7	19	513

Net interest income (loss)	232	317	—	(27)	—	522	154	(14)	140	662
Less: provisions for loan losses	10	145	—	—	—	155	—	10	10	165

Net interest income (loss) after provisions for loan losses	222	172	—	(27)	—	367	154	(24)	130	497
Other income (loss):
Gains on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Servicing revenue	15	7	166	—	(115)	73	—	—	—	73
Asset recovery revenue	—	—	132	—	—	132	—	—	—	132
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income	—	—	1	8	—	9	(154)	215	61	70

Total other income	15	7	299	8	(115)	214	(154)	215	61	275
Expenses:
Direct operating expenses	121	42	93	2	(115)	143	—	11	11	154
Overhead expenses	—	—	—	52	—	52	—	5	5	57

Operating expenses	121	42	93	54	(115)	195	—	16	16	211
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	2	2	2
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	61	61	61

Total expenses	121	42	93	54	(115)	195	—	79	79	274

Income (loss) from continuing operations, before income tax expense (benefit)	116	137	206	(73)	—	386	—	112	112	498
Income tax expense (benefit)(3)	44	51	76	(26)	—	145	—	46	46	191

Net income (loss) from continuing operations	72	86	130	(47)	$—	241	—	66	66	307
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$72	$86	$130	$(47)	$—	$241	$—	$66	$66	$307

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended June 30, 2014
(Dollars in millions)	Net Impact of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$35	$95	$—	$130
Total other income	6	55	—	61
Operating expenses	16	—	—	16
Goodwill and acquired intangible asset impairment and amortization	—	—	2	2
Restructuring and other reorganization expenses	61	—	—	61

Total “Core Earnings” adjustments to GAAP	$(36)	$150	$(2)	112

Income tax expense				46

Net income				$66

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended September 30, 2013
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$564	$514	$—	$—	$—	$1,078	$201	$54	$255	$1,333
Other loans	—	—	—	3	—	3	—	—	—	3
Cash and investments	2	1	—	—	—	3	—	1	1	4

Total interest income	566	515	—	3	—	1,084	201	55	256	1,340
Total interest expense	307	185	—	15	—	507	12	22	34	541

Net interest income (loss)	259	330	—	(12)	—	577	189	33	222	799
Less: provisions for loan losses	11	176	—	—	—	187	—	20	20	207

Net interest income (loss) after provisions for loan losses	248	154	—	(12)	—	390	189	13	202	592
Other income (loss):
Gains on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Servicing revenue	21	11	171	—	(122)	81	—	2	2	83
Asset recovery revenue	—	—	104	—	—	104	—	—	—	104
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income (loss)	—	—	—	6	—	6	(189)	65	(124)	(118)

Total other income (loss)	21	11	275	6	(122)	191	(189)	67	(122)	69
Expenses:
Direct operating expenses	128	49	88	4	(122)	147	—	51	51	198
Overhead expenses	—	—	—	43	—	43	—	16	16	59

Operating expenses	128	49	88	47	(122)	190	—	67	67	257
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	4	4	4
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	12	12	12

Total expenses	128	49	88	47	(122)	190	—	83	83	273
Income (loss) from continuing operations, before income tax expense (benefit)	141	116	187	(53)	—	391	—	(3)	(3)	388
Income tax expense (benefit)(3)	50	41	68	(19)	—	140	—	(4)	(4)	136

Net income (loss) from continuing operations	$91	$75	$119	$(34)	$—	$251	$—	$1	$1	$252
Income from discontinued operations, net of tax expense	—	—	8	—	—	8	—	—	—	8

Net income (loss)	$91	$75	$127	$(34)	$—	$259	$—	$1	$1	$260

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended September 30, 2013
(Dollars in millions)	Net Impact of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$91	$111	$—	$202
Total other income (loss)	8	(130)	—	(122)
Operating expenses	67	—	—	67
Goodwill and acquired intangible asset impairment and amortization	—	—	4	4
Restructuring and other reorganization expenses	12	—	—	12

Total “Core Earnings” adjustments to GAAP	$20	$(19)	$(4)	(3)

Income tax benefit				(4)

Net income				$1

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Nine Months Ended September 30, 2014
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$1,564	$1,475	$—	$—	$—	$3,039	$532	$18	$550	$3,589
Other loans	—	—	—	7	—	7	—	—	—	7
Cash and investments	3	—	—	3	—	6	—	1	1	7

Total interest income	1,567	1,475	—	10	—	3,052	532	19	551	3,603
Total interest expense	871	532	—	84	—	1,487	32	31	63	1,550

Net interest income (loss)	696	943	—	(74)	—	1,565	500	(12)	488	2,053
Less: provisions for loan losses	30	411	—	—	—	441	—	49	49	490

Net interest income (loss) after provisions for loan losses	666	532	—	(74)	—	1,124	500	(61)	439	1,563
Other income (loss):
Gains on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Servicing revenue	42	18	502	—	(345)	217	—	—	—	217
Asset recovery revenue	—	—	308	—	—	308	—	—	—	308
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income (loss)	—	—	4	19	—	23	(500)	687	187	210

Total other income (loss)	42	18	814	19	(345)	548	(500)	687	187	735
Expenses:
Direct operating expenses	363	138	286	118	(345)	560	—	35	35	595
Overhead expenses	—	—	—	149	—	149	—	29	29	178

Operating expenses	363	138	286	267	(345)	709	—	64	64	773
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	7	7	7
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	102	102	102

Total expenses	363	138	286	267	(345)	709	—	173	173	882
Income (loss) from continuing operations, before income tax expense (benefit)	345	412	528	(322)	—	963	—	453	453	1,416
Income tax expense (benefit)(3)	131	153	197	(120)	—	361	—	169	169	530

Net income (loss) from continuing operations	$214	$259	$331	$(202)	$—	$602	$—	$284	$284	$886
Loss from discontinued operations, net of tax benefit	—	—	(1)	—	—	(1)	—	—	—	(1)

Net income (loss)	$214	$259	$330	$(202)	$—	$601	$—	$284	$284	$885

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Nine Months Ended September 30, 2014
(Dollars in millions)	Net Impact of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$137	$302	$—	$439
Total other income	14	173	—	187
Operating expenses	64	—	—	64
Goodwill and acquired intangible asset impairment and amortization	—	—	7	7
Restructuring and other reorganization expenses	102	—	—	102

Total “Core Earnings” adjustments to GAAP	$(15)	$475	$(7)	453

Income tax expense				169

Net income				$284

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Nine Months Ended September 30, 2013
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$1,728	$1,526	$—	$—	$—	$3,254	$612	$156	$768	$4,022
Other loans	—	—	—	9	—	9	—	—	—	9
Cash and investments	5	3	—	2	—	10	—	3	3	13

Total interest income	1,733	1,529	—	11	—	3,273	612	159	771	4,044
Total interest expense	960	557	—	41	—	1,558	44	64	108	1,666

Net interest income (loss)	773	972	—	(30)	—	1,715	568	95	663	2,378
Less: provisions for loan losses	40	570	—	—	—	610	—	39	39	649

Net interest income (loss) after provisions for loan losses	733	402	—	(30)	—	1,105	568	56	624	1,729
Other income (loss):
Gains on sales of loans and investments	312	—	—	(5)	—	307	—	—	—	307
Servicing revenue	60	30	537	—	(408)	219	—	4	4	223
Asset recovery revenue	—	—	312	—	—	312	—	—	—	312
Gains on debt repurchases	—	—	—	48	—	48	(6)	—	(6)	42
Other income (loss)	—	—	—	6	—	6	(562)	482	(80)	(74)

Total other income (loss)	372	30	849	49	(408)	892	(568)	486	(82)	810
Expenses:
Direct operating expenses	428	145	263	8	(408)	436	—	121	121	557
Overhead expenses	—	—	—	119	—	119	—	61	61	180

Operating expenses	428	145	263	127	(408)	555	—	182	182	737
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	10	10	10
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	46	46	46

Total expenses	428	145	263	127	(408)	555	—	238	238	793
Income (loss) from continuing operations, before income tax expense (benefit)	677	287	586	(108)	—	1,442	—	304	304	1,746
Income tax expense (benefit)(3)	244	103	214	(39)	—	522	—	123	123	645

Net income (loss) from continuing operations	$433	$184	$372	$(69)	$—	$920	$—	$181	$181	$1,101
Income from discontinued operations, net of tax expense	—	—	48	—	—	48	—	(1)	(1)	47

Net income (loss)	433	184	420	(69)	—	968	—	180	180	1,148
Less: net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	(1)	(1)	(1)

Net income (loss) attributable to Navient Corporation	$433	$184	$420	$(69)	$—	$968	$—	$181	$181	$1,149

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Nine Months Ended September 30, 2013
(Dollars in millions)	Net Impact of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$284	$340	$—	$624
Total other income (loss)	24	(106)	—	(82)
Operating expenses	182	—	—	182
Goodwill and acquired intangible asset impairment and amortization	—	—	10	10
Restructuring and other reorganization expenses	46	—	—	46

Total “Core Earnings” adjustments to GAAP	$80	$234	$(10)	304

Income tax expense				123
Loss from discontinued operations, net of tax benefit				(1)
Net loss attributable to noncontrolling interest				(1)

Net income				$181

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
“Core Earnings” adjustments to GAAP:
Net impact of the removal of SLM BankCo’s operations and related restructuring and reorganization expense in connection with the Spin-Off	$(14)	$(36)	$20	$(15)	$80
Net impact of derivative accounting	226	150	(19)	475	234
Net impact of goodwill and acquired intangible assets	(2)	(2)	(4)	(7)	(10)
Net tax effect	(69)	(46)	4	(169)	(123)

Total “Core Earnings” adjustments to GAAP	$141	$66	$1	$284	$181

(1)	SLM BankCo’s operations and related restructuring and reorganization expense in connection with the Spin-Off: On April 30, 2014, the Spin-Off of Navient from Old SLM was completed and Navient is now an independent, publicly-traded company. Due to the relative significance of Navient to SLM Corporation prior to the Spin-Off, among other factors, for financial reporting purposes Navient is treated as the “accounting spinnor” and therefore is the “accounting successor” to Old SLM as constituted prior to the Spin-Off, notwithstanding the legal form of the Spin-Off. Since Navient is treated for accounting purposes as the “accounting spinnor,” the GAAP financial statements of Navient reflect the deemed distribution of SLM BankCo to SLM BankCo’s stockholders on April 30, 2014.

For “Core Earnings,” we assume the consumer banking business (SLM BankCo) was never a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014 and we have removed the restructuring and reorganization expense incurred in connection with the Spin-Off. Excluding these items provides management with a useful basis from which to better evaluate results from ongoing operations against results from prior periods. The adjustment relates to the exclusion of the consumer banking business and represents the operations, assets, liabilities and equity of SLM BankCo, which is comprised of Sallie Mae Bank, Upromise Rewards, the Insurance Business, and the Private Education Loan origination functions. Included in these amounts are also certain general corporate overhead expenses related to the consumer banking business. General corporate overhead consists of costs primarily associated with accounting, finance, legal, human resources, certain information technology costs, stock compensation, and executive management and the board of directors. These costs were generally allocated to the consumer banking business based on the proportionate level of effort provided to the consumer banking business relative to Old SLM using a relevant allocation driver (e.g., in proportion to the number of employees by function that were being transferred to SLM BankCo as opposed to remaining at Navient). All intercompany transactions between SLM BankCo and Navient have been eliminated. In addition, all prior preferred stock dividends are removed as SLM BankCo succeeded Old SLM as the issuer of the preferred stock in connection with the Spin-Off.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
SLM BankCo net income, before income tax expense	$—	$25	$32	$87	$126
Restructuring and reorganization expense in connection with the Spin-Off	(14)	(61)	(12)	(102)	(46)

Total net impact, before income tax expense	$(14)	$(36)	$20	$(15)	$80

(2)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our Consumer Lending, FFELP Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and “Core Earnings” net income.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$108	$61	$(127)	$161	$(140)
Plus: Realized losses on derivative and hedging activities, net(1)	157	154	189	500	562

Unrealized gains on derivative and hedging activities, net(2)	265	215	62	661	422
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(60)	(59)	(77)	(195)	(229)
Other derivative accounting adjustments(3)	21	(6)	(4)	9	41

Total net impact of derivative accounting(4)	$226	$150	$(19)	$475	$234

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	“Unrealized gains on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Floor Income Contracts	$195	$132	$115	$508	$601
Basis swaps	(9)	12	5	3	(13)
Foreign currency hedges	58	54	(45)	72	(145)
Other	21	17	(13)	78	(21)

Total unrealized gains on derivative and hedging activities, net	$265	$215	$62	$661	$422

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for “Core Earnings” and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under “Core Earnings” and, as a result, such gains or losses are amortized into “Core Earnings” over the life of the hedged item.

(4)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to student loan interest income; and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(167)	$(166)	$(201)	$(532)	$(612)
Net settlement income on interest rate swaps reclassified to net interest income	10	12	12	32	44
Foreign exchange derivatives gains reclassified to other income	—	—	—	—	—
Net realized gains on terminated derivative contracts reclassified to other income	—	—	—	—	6

Total reclassifications of realized losses on derivative and hedging activities	$(157)	$(154)	$(189)	$(500)	$(562)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of September 30, 2014, derivative accounting has reduced GAAP equity by approximately $617 million as a result of cumulative net unrealized losses (after tax) recognized under GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized after tax net losses related to derivative accounting.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Beginning impact of derivative accounting on GAAP equity	$(760)	$(854)	$(923)	$(926)	$(1,080)
Net impact of net unrealized gains (losses) under derivative accounting(1)	143	94	(13)	309	144

Ending impact of derivative accounting on GAAP equity	$(617)	$(760)	$(936)	$(617)	$(936)

(1)	Net impact of net unrealized gains (losses) under derivative accounting is composed of the following:

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Total pre-tax net impact of derivative accounting recognized in net income(a)	$226	$150	$(19)	$475	$234
Tax impact of derivative accounting adjustment recognized in net income	(83)	(54)	7	(159)	(107)
Change in unrealized gains (losses) on derivatives, net of tax recognized in other comprehensive income	—	(2)	(1)	(7)	17

Net impact of net unrealized gains (losses) under derivative accounting	$143	$94	$(13)	$309	$144

(a)	See “‘Core Earnings’ derivative adjustments” table above.

Net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective year-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented net of tax. As of September 30, 2014, the remaining amortization term of the net floor premiums was approximately 1.75 years for existing contracts. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

(Dollars in millions)	September 30, 2014	June 30, 2014	September 30, 2013
Unamortized net Floor premiums (net of tax)(1)	$(236)	$(274)	$(403)

(1)	$(374) million, $(433) and $(643) million on a pre-tax basis as of September 30, 2014, June 30, 2014 and September 30, 2013, respectively.

3)	Goodwill and Acquired Intangible Assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
“Core Earnings” goodwill and acquired intangible asset adjustments(1)	$(2)	$(2)	$(4)	$(7)	$(10)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income.

Financial Condition

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

Private Education Loans Portfolio Performance

Private Education Loan Delinquencies and Forbearance — GAAP Basis

	September 30, 2014		June 30, 2014		September 30, 2013
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$3,436		$3,375		$6,541
Loans in forbearance(2)	1,258		1,201		1,108
Loans in repayment and percentage of each status:
Loans current	24,963	92.1%	25,202	92.9%	28,856	91.2%
Loans delinquent 31-60 days(3)	732	2.7	670	2.5	966	3.0
Loans delinquent 61-90 days(3)	468	1.8	391	1.4	641	2.0
Loans delinquent greater than 90 days(3)	929	3.4	873	3.2	1,188	3.8

Total Private Education Loans in repayment	27,092	100%	27,136	100%	31,651	100%

Total Private Education Loans, gross	31,786		31,712		39,300
Private Education Loan unamortized discount	(604)		(674)		(726)

Total Private Education Loans	31,182		31,038		38,574
Private Education Loan receivable for partially charged-off loans	1,253		1,269		1,322
Private Education Loan allowance for losses	(1,959)		(1,983)		(2,144)

Private Education Loans, net	$30,476		$30,324		$37,752

Percentage of Private Education Loans in repayment		85.2%		85.6%		80.5%

Delinquencies as a percentage of Private Education Loans in repayment		7.9%		7.1%		8.8%

Loans in forbearance as a percentage of loans in repayment and forbearance		4.4%		4.2%		3.4%

Loans in repayment greater than 12 months as a percentage of loans in repayment(4)		91.0%		90.9%		83.2%

Cosigner rate		64%		64%		67%

Average FICO		718		718		722

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Based on number of months in an active repayment status for which a scheduled monthly payment was due.

Private Education Loan Delinquencies and Forbearance — “Core Earnings” Basis

	September 30, 2014		June 30, 2014		September 30, 2013
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$3,436		$3,375		$3,850
Loans in forbearance(2)	1,258		1,201		1,103
Loans in repayment and percentage of each status:
Loans current	24,963	92.1%	25,202	92.9%	25,389	90.2%
Loans delinquent 31-60 days(3)	732	2.7	670	2.5	929	3.3
Loans delinquent 61-90 days(3)	468	1.8	391	1.4	627	2.3
Loans delinquent greater than 90 days(3)	929	3.4	873	3.2	1,187	4.2

Total Private Education Loans in repayment	27,092	100%	27,136	100%	28,132	100%

Total Private Education Loans, gross	31,786		31,712		33,085
Private Education Loan unamortized discount	(604)		(674)		(726)

Total Private Education Loans	31,182		31,038		32,359
Private Education Loan receivable for partially charged-off loans	1,253		1,269		1,322
Private Education Loan allowance for losses	(1,959)		(1,983)		(2,090)

Private Education Loans, net	$30,476		$30,324		$31,591

Percentage of Private Education Loans in repayment		85.2%		85.6%		85.0%

Delinquencies as a percentage of Private Education Loans in repayment		7.9%		7.1%		9.8%

Loans in forbearance as a percentage of loans in repayment and forbearance		4.4%		4.2%		3.8%

Loans in repayment greater than 12 months as a percentage of loans in repayment(4)		91.0%		90.9%		87.0%

Cosigner rate		64%		64%		63%

Average FICO		718		718		717

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Based on number of months in an active repayment status for which a scheduled monthly payment was due.

Allowance for Private Education Loan Losses — GAAP Basis

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Allowance at beginning of period	$1,983	$2,059	$2,149	$2,097	$2,171
Provision for Private Education Loan losses	130	155	195	460	607
Charge-offs(1)	(158)	(166)	(205)	(543)	(649)
Reclassification of interest reserve(2)	4	4	5	14	15
Distribution of SLM BankCo	—	(69)	—	(69)	—

Allowance at end of period	$1,959	$1,983	$2,144	$1,959	$2,144

Charge-offs as a percentage of average loans in repayment (annualized)	2.3%	2.3%	2.6%	2.5%	2.7%
Allowance as a percentage of the ending total loan balance	5.9%	6.0%	5.3%	5.9%	5.3%
Allowance as a percentage of ending loans in repayment	7.2%	7.3%	6.8%	7.2%	6.8%
Average coverage of charge-offs (annualized)	3.1	3.0	2.6	2.7	2.5
Ending total loans(3)	$33,039	$32,981	$40,622	$33,039	$40,622
Average loans in repayment	$27,228	$28,599	$31,630	$29,065	$31,631
Ending loans in repayment	$27,092	$27,136	$31,651	$27,092	$31,651

(1)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

Allowance for Private Education Loan Losses — “Core Earnings” Basis

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Allowance at beginning of period	$1,983	$1,987	$2,098	$2,035	$2,106
Provision for Private Education Loan losses	130	145	176	411	570
Charge-offs(1)	(158)	(166)	(205)	(543)	(649)
Reclassification of interest reserve(2)	4	4	5	14	15
Loan sales and other transactions	—	13	16	42	48

Allowance at end of period	$1,959	$1,983	$2,090	$1,959	$2,090

Charge-offs as a percentage of average loans in repayment (annualized)	2.3%	2.5%	2.9%	2.7%	3.1%
Allowance as a percentage of the ending total loan balance	5.9%	6.0%	6.1%	5.9%	6.1%
Allowance as a percentage of ending loans in repayment	7.2%	7.3%	7.4%	7.2%	7.4%
Average coverage of charge-offs (annualized)	3.1	3.0	2.6	2.7	2.4
Ending total loans(3)	$33,039	$32,981	$34,407	$33,039	$34,407
Average loans in repayment	$27,228	$27,181	$28,273	$27,146	$28,095
Ending loans in repayment	$27,092	$27,136	$28,132	$27,092	$28,132

(1)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

In establishing the allowance for Private Education Loan losses as of September 30, 2014, we considered several factors with respect to our Private Education Loan portfolio. In particular, we continue to see improvement in credit quality and continuing positive delinquency and charge-off trends in connection with this portfolio. On a “Core Earnings” basis, total loans delinquent (as a percentage of loans in repayment) have decreased to 7.9 percent from 9.8 percent in the year-ago quarter. Loans greater than 90 days delinquent (as a percentage of loans in repayment) have decreased to 3.4 percent from 4.2 percent in the year-ago quarter. The charge-off rate decreased to 2.3 percent from 2.9 percent in the year-ago quarter. Loans in forbearance (as a percentage of loans in repayment and forbearance) increased to 4.4 percent from 3.8 percent in the year-ago quarter.

The Private Education Loan provision for loan losses on a “Core Earnings” basis was $130 million in the third quarter of 2014, down $46 million from the third quarter of 2013; and $411 million for the first nine months of 2014, down $159 million from the year-ago period. The decline in both periods was primarily a result of the overall improvement in credit quality and performance trends discussed above, leading to decreases in expected future charge-offs.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private

Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. Private Education Loans which defaulted between 2007 and 2014 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue not to do so. According to our policy, we have been charging off these periodic shortfalls in expected recoveries against our allowance for Private Education Loan losses and the related receivable for partially charged-off Private Education Loans and we will continue to do so. There was $392 million and $329 million in the allowance for Private Education Loan losses at September 30, 2014 and 2013, respectively, providing for possible additional future charge-offs related to the receivable for partially charged-off Private Education Loans.

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans (GAAP Basis and “Core Earnings” Basis are the same).

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Receivable at beginning of period	$1,269	$1,297	$1,334	$1,313	$1,347
Expected future recoveries of current period defaults(1)	51	53	68	175	216
Recoveries(2)	(48)	(58)	(55)	(167)	(177)
Charge-offs(3)	(19)	(23)	(25)	(68)	(64)

Receivable at end of period	1,253	1,269	1,322	1,253	1,322
Allowance for estimated recovery shortfalls(4)	(392)	(402)	(329)	(392)	(329)

Net receivable at end of period	$861	$867	$993	$861	$993

(1)	Represents the difference between the defaulted loan balance and our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

(4)

The allowance for estimated recovery shortfalls of the receivable for partially charged-off Private Education Loans is a component of the $2.0 billion, $2.0 billion and $2.1 billion overall allowance for Private Education Loan losses as of September 30, 2014, June 30, 2014, and September 30, 2013, respectively.

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the repayment of $1.9 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash and investment portfolio, the issuance of additional unsecured debt, the predictable operating cash flows provided by earnings, the repayment of principal on unencumbered student loan assets and the distributions from our securitization trusts (including servicing fees which are priority payments within the trusts). We may also draw down on our secured FFELP and Private Education facilities or issue term asset-backed securities (“ABS”).

We no longer originate Private Education Loans or FFELP Loans and therefore no longer have liquidity requirements for new originations, but we will continue to opportunistically purchase Private Education Loan and FFELP Loan portfolios from others.

Sources of Liquidity and Available Capacity

Ending Balances

(Dollars in millions)	September 30, 2014	June 30, 2014	September 30, 2013
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,950	$1,643	$3,194
Unencumbered FFELP Loans	1,682	1,766	798

Total “Core Earnings” basis	3,632	3,409	$3,992
SLM BankCo(1)	—	—	2,437

Total GAAP basis	$3,632	$3,409	$6,429

(1)	As of September 30, 2013, includes $1.2 billion of cash and $1.2 billion of FFELP Loans which were transferred to or retained by SLM BankCo following the Spin-Off.

Average Balances

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,958	$1,988	$2,270	$2,041	$2,445
Unencumbered FFELP Loans	1,859	1,854	765	1,795	740

Total “Core Earnings” basis	3,817	3,842	3,035	3,836	3,185
SLM BankCo(1)	—	1,039	2,542	1,306	2,531

Total GAAP basis	$3,817	$4,881	$5,577	$5,142	$5,716

(1)

For the quarters ended June 30, 2014 and September 30, 2013, includes $580 million and $1.4 billion of cash, respectively, and $459 million and $1.1 billion of FFELP Loans, respectively. For the nine months ended September 30, 2014 and 2013, includes $690 million and $1.4 billion of cash, respectively, and $616 million and $1.1 billion of FFELP Loans, respectively.

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan–other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of September 30, 2014, June 30, 2014, and September 30, 2013, the maximum additional capacity under these facilities was $11.0 billion, $10.7 billion and $11.2 billion, respectively. For the three months ended September 30, 2014, June 30, 2014, and September 30, 2013, the average maximum additional capacity under these facilities was $10.8 billion, $11.8 billion and $11.4 billion, respectively. For the nine months ended September 30, 2014 and 2013, the average maximum additional capacity under these facilities was $11.6 billion and $11.1 billion, respectively.

In addition to the FFELP Loan — Other facilities, liquidity may also be available from our Private Education Loan asset-backed commercial paper facility (“ABCP”). This facility provides liquidity for Private Education Loan acquisitions and for the refinancing of loans presently on our balance sheet or in other short term facilities. The maximum capacity under this facility is $1 billion. At September 30, 2014, the available capacity under this facility was $263 million. This facility matures in June 2015.

We also hold a number of other unencumbered assets, consisting primarily of Private Education Loans and other assets. Total unencumbered student loans comprised $7.2 billion of our unencumbered assets of which $5.5 billion and $1.7 billion related to Private Education Loans and FFELP Loans, respectively. At September 30, 2014, we had a total of $12.9 billion of unencumbered assets inclusive of those described above as sources of primary liquidity and exclusive of goodwill and acquired intangible assets.

For further discussion of our various sources of liquidity, our continued access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Form 10 filed with the Securities and Exchange Commission on April 10, 2014, effective on April 14, 2014.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	September 30, 2014	June 30, 2014	September 30, 2013
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.4	$4.5	$5.8
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	6.5	6.1	6.6
Tangible unencumbered assets(1)	12.9	13.4	22.8
Unsecured debt	(17.4)	(17.5)	(26.3)
Mark-to-market on unsecured hedged debt(2)	(0.8)	(0.9)	(1.0)
Other liabilities, net	(1.8)	(2.0)	(2.7)

Total tangible equity — GAAP Basis	$3.8	$3.6	$5.2

(1)	Excludes goodwill and acquired intangible assets.

(2)

At September 30, 2014, June 30, 2014, and September 30, 2013, there were $654 million, $756 million and $1.0 billion, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.

Third-Quarter 2014 Financing Transactions

The following financing transactions have taken place in the third quarter of 2014:

FFELP Loan Financings:

•	On August 14, 2014, Navient issued $1.3 billion in FFELP Loan ABS.

Private Education Loan Financings:

•	On July 24, 2014, Navient issued $463 million in Private Education Loan ABS.

Shareholder distributions

In September 2014, we paid a common stock dividend of $0.15 per share.

We repurchased 9.5 million shares of common stock for $167 million in the third quarter of 2014. As of September 30, 2014, $168 million of share repurchase authority remains under our authorized share repurchase program.